Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-285052

Dated August 18, 2025

Eli Lilly and Company

$6,750,000,000 aggregate principal amount of Notes offered

Pricing Term Sheet

Floating Rate Notes due 2028 (the “Floating Rate Notes”)

4.000% Notes due 2028 (the “2028 Notes”)

4.250% Notes due 2031 (the “2031 Notes”)

4.550% Notes due 2032 (the “2032 Notes”)

4.900% Notes due 2035 (the “2035 Notes”)

5.550% Notes due 2055 (the “2055 Notes”)

5.650% Notes due 2065 (the “2065 Notes”)

(The 2028 Notes, 2031 Notes, 2032 Notes, 2035 Notes, 2055 Notes and 2065 Notes,

collectively being referred to as the “Fixed Rate Notes,” and the Fixed Rate Notes together with the Floating Rate Notes being collectively referred to as the “Notes”)

This pricing term sheet (the “Pricing Term Sheet”) supplements the prospectus supplement issued by Eli Lilly and Company on August 18, 2025 (the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated February 19, 2025 (the “Prospectus”) and supersedes the information in the Preliminary Prospectus Supplement and Prospectus. Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Prospectus and should be read together with the Preliminary Prospectus Supplement, the Prospectus and the documents incorporated or deemed to be incorporated by reference therein before a decision is made to invest in the Notes.

Issuer:	Eli Lilly and Company

Trade Date:	August 18, 2025

Ratings:*	Aa3 (Stable) Moody’s A+ (Positive) S&P

Settlement Date:**	T+2; August 20, 2025

Day Count Convention:	Actual / 360 for the Floating Rate Notes 30 / 360 for the Fixed Rate Notes

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Barclays Capital Inc.

BofA Securities, Inc.

RBC Capital Markets, LLC

Co-Managers:	Academy Securities, Inc. Cabrera Capital Markets LLC Independence Point Securities LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

The Floating Rate Notes

Principal Amount Offered:	$750,000,000

Maturity Date:	October 15, 2028

Public Offering Price:	100.000% of principal amount, plus accrued interest, if any, from August 20, 2025

Interest Rate Basis:	Compounded SOFR

Spread to Compounded SOFR:	+53 basis points

Interest Payment Dates:	January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2026

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on January 13, 2026, plus 53 basis points

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that (i) the initial interest period for the Floating Rate Notes will be the period from and including the Settlement Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date and (ii) the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date of the Floating Rate Notes

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such relevant Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the Settlement Date to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date

Redemption Provisions:	The Floating Rate Notes will not be redeemable prior to their maturity

Calculation Agent:	Initially, Deutsche Bank Trust Company Americas

CUSIP / ISIN:	532457DA3 / US532457DA39

The 2028 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	October 15, 2028

Coupon:	4.000% per year

Public Offering Price:	99.951% of principal amount, plus accrued interest, if any, from August 20, 2025

Yield to Maturity:	4.014%

Benchmark Treasury:	UST 3.625% due August 15, 2028

Spread to Benchmark Treasury:	T + 28 basis points

Benchmark Treasury Price and Yield:	99-22 1⁄4 / 3.734%

Interest Payment Dates:	April 15 and October 15 of each year, commencing April 15, 2026

Redemption Provisions:

Make-whole call:	At any time prior to September 15, 2028 at a discount rate of Treasury plus 5 basis points

Par call:	On or after September 15, 2028 at 100%

CUSIP / ISIN:	532457DB1 / US532457DB12

The 2031 Notes

Principal Amount Offered:	$750,000,000

Maturity Date:	March 15, 2031

Coupon:	4.250% per year

Public Offering Price:	99.972% of principal amount, plus accrued interest, if any, from August 20, 2025

Yield to Maturity:	4.255%

Benchmark Treasury:	UST 3.875% due July 31, 2030

Spread to Benchmark Treasury:	T + 40 basis points

Benchmark Treasury Price and Yield:	100-023⁄4 / 3.855%

Interest Payment Dates:	March 15 and September 15 of each year, commencing March 15, 2026

Redemption Provisions:

Make-whole call:	At any time prior to February 15, 2031 at a discount rate of Treasury plus 10 basis points

Par call:	On or after February 15, 2031 at 100%

CUSIP / ISIN:	532457DC9 / US532457DC94

The 2032 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	October 15, 2032

Coupon:	4.550% per year

Public Offering Price:	99.960% of principal amount, plus accrued interest, if any, from August 20, 2025

Yield to Maturity:	4.555%

Benchmark Treasury:	UST 4.000% due July 31, 2032

Spread to Benchmark Treasury:	T + 48 basis points

Benchmark Treasury Price and Yield:	99-17+ / 4.075%

Interest Payment Dates:	April 15 and October 15 of each year, commencing April 15, 2026

Redemption Provisions:

Make-whole call:	At any time prior to August 15, 2032 at a discount rate of Treasury plus 10 basis points

Par call:	On or after August 15, 2032 at 100%

CUSIP / ISIN:	532457DD7 / US532457DD77

The 2035 Notes

Principal Amount Offered:	$1,250,000,000

Maturity Date:	October 15, 2035

Coupon:	4.900% per year

Public Offering Price:	99.917% of principal amount, plus accrued interest, if any, from August 20, 2025

Yield to Maturity:	4.909%

Benchmark Treasury:	UST 4.250% due August 15, 2035

Spread to Benchmark Treasury:	T + 57 basis points

Benchmark Treasury Price and Yield:	99-09 / 4.339%

Interest Payment Dates:	April 15 and October 15 of each year, commencing April 15, 2026

Redemption Provisions:

Make-whole call:	At any time prior to July 15, 2035 at a discount rate of Treasury plus 10 basis points

Par call:	On or after July 15, 2035 at 100%

CUSIP / ISIN:	532457DE5 / US532457DE50

The 2055 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	October 15, 2055

Coupon:	5.550% per year

Public Offering Price:	99.376% of principal amount, plus accrued interest, if any, from August 20, 2025

Yield to Maturity:	5.592%

Benchmark Treasury:	UST 4.750% due May 15, 2055

Spread to Benchmark Treasury:	T + 65 basis points

Benchmark Treasury Price and Yield:	97-00+ / 4.942%

Interest Payment Dates:	April 15 and October 15 of each year, commencing April 15, 2026

Redemption Provisions:

Make-whole call:	At any time prior to April 15, 2055 at a discount rate of Treasury plus 10 basis points

Par call:	On or after April 15, 2055 at 100%

CUSIP / ISIN:	532457DF2 / US532457DF26

The 2065 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	October 15, 2065

Coupon:	5.650% per year

Public Offering Price:	99.638% of principal amount, plus accrued interest, if any, from August 20, 2025

Yield to Maturity:	5.672%

Benchmark Treasury:	UST 4.750% due May 15, 2055

Spread to Benchmark Treasury:	T + 73 basis points

Benchmark Treasury Price and Yield:	97-00+ / 4.942%

Interest Payment Dates:	April 15 and October 15 of each year, commencing April 15, 2026

Redemption Provisions:

Make-whole call:	At any time prior to April 15, 2065 at a discount rate of Treasury plus 15 basis points

Par call:	On or after April 15, 2065 at 100%

CUSIP / ISIN:	532457DG0 / US532457DG09

Additional Modifications to the Preliminary Prospectus Supplement:

In addition to the pricing information above, the Preliminary Prospectus Supplement will be updated to include the following changes relating to the Floating Rate Notes, and other corresponding changes will be deemed to be made where applicable throughout the Preliminary Prospectus Supplement.

Under the caption “Description of the Notes,” the following terms relating to the Floating Rate Notes will be added:

Floating Rate Notes

The Floating Rate Notes will mature on October 15, 2028.

The Floating Rate Notes will bear interest at a floating rate, reset quarterly on each Floating Rate Interest Payment Date, equal to Compounded SOFR, plus 0.530%. In no event will the interest on the Floating Rate Notes be (i) higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application or (ii) lower than zero. Interest on the Floating Rate Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2026, and at maturity (each a “Floating Rate Interest Payment Date”), to holders of record as of the close of business on the date that is 15 calendar days prior to each Floating Rate Interest Payment Date. Interest on the Floating Rate Notes will accrue from and including the most recent Floating Rate Interest Payment Date or, if no interest has been paid, from the settlement date of the Floating Rate Notes. If the January 15, April 15, July 15 or October 15 of any year is not a business day, then the next succeeding business day will be the applicable Floating Rate Interest Payment Date and interest on the Floating Rate Notes will be paid on such next succeeding business day (unless such next succeeding business day falls in the succeeding calendar month, in which case the applicable Floating Rate Interest Payment Date will be the business day immediately preceding such January 15, April 15, July 15 or October 15, and interest on the Floating Rate Notes will be paid on such immediately preceding business day). If the maturity date of the Floating Rate Notes is not a business day, the payment of principal of, and interest on, the Floating Rate Notes will be made on the next succeeding business day, and no interest will accrue for the period from and after the maturity date.

The “initial Interest Period” means the period from and including the settlement date of the Floating Rate Notes to, but excluding, the first Floating Rate Interest Payment Date. Thereafter, each “Interest Period” means the period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding

Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final Interest Period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date. Interest on the Floating Rate Notes will be computed on the basis of a 360-day year and the actual number of days in the Observation Period.

The interest rate for the initial Interest Period will be Compounded SOFR determined on January 13, 2026, plus 0.530%. Thereafter, the interest rate for any Interest Period will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day (as defined below) preceding such Floating Rate Interest Payment Date (the “Interest Determination Date”), plus a margin of 0.530%.

Deutsche Bank Trust Company Americas, or its successor appointed by us, will act as calculation agent. We may change the calculation agent with respect to the Floating Rate Notes at any time without notice to the holders of the Floating Rate Notes. The interest rate and amount of interest to be paid on the Floating Rate Notes for each Interest Period will be determined by the calculation agent. All determinations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the Floating Rate Notes.

The amount of interest accrued and payable on the Floating Rate Notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) the Interest Rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in the Observation Period divided by 360.

As used herein the following terms have the meanings assigned to them:

“Compounded SOFR” means, with respect to any Interest Period, the rate computed in accordance with the following formula set forth below (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.753973% (or .09753973) being rounded down to 9.75397% (or .0975397) and 9.753978% (or .09753978) being rounded up to 9.75398% (or .0975398))):

where:

“SOFR IndexStart” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Period;

“SOFR IndexEnd” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date relating to such Interest Period (or in the final Interest Period, preceding the maturity date); and

“dc” is the actual number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (the actual number of calendar days in the applicable Observation Period).

For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the New York Federal Reserve as such index appears on the New York Federal Reserve’s Website at 3:00 p.m. (New York City time) on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:

(2) if a SOFR Index value does not so appear as specified in clause (1) above at the SOFR Determination Time, then:

(i) if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or

(ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Observation Period” means, in respect of each Interest Period, the period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the maturity date); provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.

“Secured Overnight Financing Rate” or “SOFR” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, if we or our designee determine on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “—Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Floating Rate Notes.

SOFR and the SOFR Index

SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the New York Federal Reserve and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The New York Federal Reserve notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the New York Federal Reserve may publish after the interest rate for that Interest Period has been determined.

SOFR Index Unavailable

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily Secured Overnight Financing Rate (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website.

Effect of a Benchmark Transition Event

If we or our designee determine on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by us or our designee pursuant to this section, including a determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1)	will be conclusive and binding absent manifest error;

(2)	if made by us, will be made in our sole discretion;

(3)	if made by our designee, will be made after consultation with us, and such designee will not make any such determination, decision or election to which we object; and

(4)

notwithstanding anything to the contrary in this prospectus supplement and the accompanying prospectus or in the other documents relating to the Floating Rate Notes, including the Indenture, any supplemental indenture or any other definitive documentation that will govern the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.

As used herein the following terms have the meanings assigned to them:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of the Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Under the caption “Risk Factors”, the following risk factors relating to the Floating Rate Notes will be added:

Additional Risks Related to the Floating Rate Notes

The amount of interest payable on the Floating Rate Notes is set only once per period and will be determined only near the end of the relevant Interest Period.

The amount of interest payable on the Floating Rate Notes is determined by reference to Compounded SOFR. This floating rate may be volatile over time, which could result in holders of the Floating Rate Notes experiencing a decline in their receipt of interest and also could cause a decline in the market price of the Floating Rate Notes. We have no control over a number of factors that may affect market rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude and longevity of market rate risk. Furthermore, you should note that historical levels, fluctuations and trends of Compounded SOFR are not necessarily indicative of future levels. Any historical upward or downward trend in Compounded SOFR is not an indication that Compounded SOFR is more or less likely to increase or decrease at any time during the life of the Floating Rate Notes, and you should not take the historical levels of Compounded SOFR as an indication of its future performance. You should further note that, although the actual level of Compounded SOFR on an interest payment date or at other times during an Interest Period (as defined herein) may be higher than the level of Compounded SOFR on the Interest Determination Date (as defined herein) on which the interest rate is determined for such Interest Period, you will not benefit from the level of Compounded SOFR at any time other than on such Interest Determination Date. As a result, changes in Compounded SOFR may not result in a comparable change in the market value of the Floating Rate Notes.

In addition, interest payments due on the Floating Rate Notes will be determined only near the end of the relevant Interest Period. Therefore, holders of the Floating Rate Notes will not know the total amount of interest payable with respect to a particular Interest Period until shortly prior to the related interest payment date, and it may be difficult for holders of the Floating Rate Notes to reliably estimate the total amount of interest that will be payable on each such interest payment date for the Floating Rate Notes. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Floating Rate Notes.

SOFR has a limited history, and its future performance cannot be predicted based on its historical performance.

Publication of SOFR began in April 2018, and it therefore has a limited history. The future performance of SOFR cannot be predicted based on its limited historical performance. Future levels of SOFR may bear little or no relation to the historical level of SOFR. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. Because only limited historical data have been released by the New York Federal Reserve, such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict, and therefore no future performance of the Floating Rate Notes may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Floating Rate Notes. Changes in the levels of SOFR may affect the return on the Floating Rate Notes and the trading price of the Floating Rate Notes, but it is impossible to predict whether such levels will rise or fall.

Any failure of SOFR to maintain market acceptance could adversely affect value of the Floating Rate Notes.

SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to the U.S. dollar London Interbank Offered Rate (“LIBOR”) in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute, replacement or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to maintain market acceptance could adversely affect the return on and value of the Floating Rate Notes and the price at which holders of the Floating Rate Notes can sell the Floating Rate Notes in the secondary market.

In addition, if SOFR does not continue to be widely used as a benchmark in securities that are similar or comparable to the Floating Rate Notes, the trading price of the Floating Rate Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the Floating Rate Notes may be lower than those of later-issued SOFR-based debt securities as a result. Holders of the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market and may consequently suffer from increased pricing volatility and market risk.

SOFR may be more volatile than other market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates during corresponding periods. In addition, although changes in Compounded SOFR generally are not expected to be as volatile as changes in SOFR on a daily basis, the return on, value of and market for the Floating Rate Notes may fluctuate more than floating rate debt securities with interest rates based on less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The New York Federal Reserve has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the New York Federal Reserve will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Floating Rate Notes.

The interest rate on the Floating Rate Notes is based on Compounded SOFR and the SOFR Index, both of which have a limited history in the marketplace.

The interest rate for the Floating Rate Notes for each Interest Period will be based on Compounded SOFR, which will be calculated according to a specific formula described under “Description of the Notes—Floating Rate Notes,” not by using SOFR published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFR during such period. For this and other reasons, the interest rate on the Floating Rate Notes during any Interest Period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if SOFR in respect of a particular date during an Interest Period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Floating Rate Notes on the interest payment date for such Interest Period.

In addition, the New York Federal Reserve only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the specific formula for Compounded SOFR used in the calculation of the interest rate for the Floating Rate Notes may not be widely adopted by other market participants. You should carefully review the specific formula for Compounded SOFR as described under “Description of the Notes—Floating Rate Notes” before making an investment in the Floating Rate Notes. If the market adopts a different calculation method than used for the Floating Rate Notes, that will likely adversely affect the liquidity and market value of the Floating Rate Notes.

The SOFR Index may be modified or discontinued, and the Floating Rate Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Notes.

The SOFR Index is published by the New York Federal Reserve based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule or rate revision practices, or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively limited history, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Floating Rate Notes and the trading prices of Compounded SOFR. In addition, the New York Federal Reserve may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate on the Floating Rate Notes for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the New York Federal Reserve may publish after the interest rate for that Interest Period has been determined.

If we or our designee determine that a Benchmark Transition Event (as defined herein) and its related Benchmark Replacement Date (as defined herein) has occurred, the interest rate on the Floating Rate Notes will no longer be determined by reference to Compounded SOFR, but instead by reference to a different rate or a different Benchmark (as defined herein), plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of the Notes—Floating Rate Notes.”

If a particular Benchmark Replacement cannot be determined, then the next available Benchmark Replacement will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined herein) (such as the Federal Reserve Board), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the Floating Rate Notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined herein) with respect to, among other things, changes to the definition or interpretation of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Floating Rate Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Floating Rate Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

In addition, it is possible that (i) the Benchmark Replacement may not be the economic equivalent of Compounded SOFR and does not perform in the same way as Compounded SOFR would have at any time, (ii) the Benchmark Replacement fails to gain market acceptance, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predictable based on historical performance, (iv) the secondary trading market for the Floating Rate Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement. As a result, any Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

We or our designee will have authority to make determinations, elections, calculations and adjustments that could affect the value of and your return on the Floating Rate Notes.

We or our designee will make certain determinations, decisions, elections, calculations and adjustments with respect to the Floating Rate Notes, including in connection with any Benchmark Transition Event and Benchmark Replacement, that may adversely affect the value of and your return on the Floating Rate Notes. In particular, if a Benchmark Transition Event occurs with respect to the Floating Rate Notes, the applicable Benchmark Replacement will be determined in accordance with the Benchmark transition provisions described under “Description of the Notes—Floating Rate Notes—Effect of a Benchmark Transition Event,” and we or our designee can make certain adjustments in connection with the implementation of the applicable Benchmark Replacement. Certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the determination of the Benchmark Replacement or the occurrence or non-occurrence of a Benchmark Transition Event. Because the continuation of SOFR on the current basis, and in turn the calculation of Compounded SOFR, cannot and will not be guaranteed, and because the applicable Benchmark Replacement is uncertain, we or our designee are likely to exercise more discretion in respect of calculating interest payable on the Floating Rate Notes than would be the case in the absence of a Benchmark Transition Event. All determinations, decisions and elections by us or our designee are in our or such designee’s sole discretion (subject to consultation with us and our right to object to any determinations, decisions and elections made by our designee) as further described under “Description of the Notes — Floating Rate Notes” and will be conclusive for all purposes and binding on us and holders of the Floating Rate Notes absent manifest error. Furthermore, all determinations, decisions and elections by us or our designee will become effective without consent from the holders of the applicable the Floating Rate Notes or any other party. These potentially subjective determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
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Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to delivery will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (No. 333-285052) (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus relating to this offering and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Citigroup Global Markets Inc. at +1-800-831-9146, Goldman Sachs & Co. LLC at +1-866-471-2526, J.P. Morgan Securities LLC at +1-212-834-4533, Mizuho Securities USA LLC at +1-866-271-7403 or Morgan Stanley & Co. LLC at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.